EXHIBIT 10.25

                 CARRIAGE FUNERAL SERVICES OF CALIFORNIA, INC.

                            PLAN ADOPTION AGREEMENT

            Subject to the terms and conditions of the Carriage Partners Program for California (the "Plan"), a copy of which is attached hereto and incorporated herein by reference, Carriage Funeral Services of California, Inc., a California corporation (the "Company"), hereby awards to MARK F. WILSON (the "Participant") ONE HUNDRED (100) POINTS in accordance with Section 3.1 of the Plan.

            The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan. Participant's participation in the Plan shall commence on the date indicated below. The Participant understands that his participation in the Plan and his or her right to receive incentive payments thereunder are subject to a number of conditions as set forth in the Plan, including achievement of a minimum level of Operating Net Income according to a budgeted amount established by the Company's Board of Directors. The Plan is subject to amendment, modification and termination as provided therein. The Participant acknowledges that he or she has consulted, or has had the opportunity to consult, with the Participant's own advisors regarding the tax and other consequences of the Participant's participation in the Plan. The foregoing is not in limitation of the terms and provisions of the Plan, which the Participant acknowledges having read in its entirety.

            The Company agrees that it will not, without the prior written consent of the Participant, include any other participants in the Plan or award any Points to any other person other than the Participant hereunder, for so long as the Participant constitutes a "Majority in Interest" under the Plan.

            If the Board of Directors of the Company determines, in its sole discretion, that the Company or an Affiliate has acquired one or more funeral homes or cemeteries located outside the Territory as a direct consequence of the efforts of the Participant, then, at the Participant's election (by written notice to the Company), such acquired funeral homes and/or cemeteries shall either (i) be included as "Target Operations" under the Plan, or (ii) be subject to the one-time finder's fee payable as provided in Section 4 of the Participant's Employment Agreement with the Company.

            The Company agrees that the Target Operating Net Income for the combined Target Operations consisting of the nine Wilson & Kratzer Mortuaries and the Rolling Hills Memorial Park shall be $5,900,000.
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            Granted the 7th day of January, 1997.

                                    CARRIAGE FUNERAL SERVICES OF
                                    CALIFORNIA, INC.

                                    By: /s/ MELVIN C. PAYNE
                                       MELVIN C. PAYNE,
                                       Chief Executive Officer

ACCEPTED:

/s/ MARK F. WILSON
MARK F. WILSON


Date:  January 7, 1997